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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G
                    Under the Securities Exchange Act of 1934

                               (Amendment No. 1)*

                           Bryn Mawr Bank Corporation
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                                (Name of Issuer)

                      Common Stock, par value $1 per share
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                         (Title of Class of Securities)

                                   117665-10-9
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                                 (CUSIP Number)

                                December 31, 1998
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             (Date of Event Which Requires Filing of this Statement)


         Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

[ ] Rule 13d-1(b)
[x] Rule 13d-1(c)
[ ] Rule 13d-1(d)

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         * The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 (the "Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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CUSIP NO.   117665-10-9                13G                 Page 1 of 2 Pages
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   1       NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NUMBER OF ABOVE PERSON (ENTITIES ONLY)

           George W. Connell

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   2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           (a)  [ ]
                                                                      (b)  [ ]


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   3       SEC USE ONLY


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   4       CITIZENSHIP OR PLACE OF ORGANIZATION

           U.S.A.

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                             5      SOLE VOTING POWER

                                    323,000
       NUMBER OF
        SHARES              ----------------------------------------------------
     BENEFICIALLY            6      SHARED VOTING POWER
       OWNED BY
         EACH                       None
       REPORTING
        PERSON              ----------------------------------------------------
         WITH:
                             7      SOLE DISPOSITIVE POWER

                                    323,000

                            ----------------------------------------------------

                             8      SHARED DISPOSITIVE POWER

                                    None

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   9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           323,000
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   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
           SHARES (SEE INSTRUCTIONS)
                                                                            [ ]

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   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           7.5%
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   12      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

           IN
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                                                               Page 2 of 2 Pages


This statement amends and restates items 2(b) and 4 of the statement on Schedule 13G that was filed with the Securities and Exchange Commission by George W. Connell on May 5, 1998 with respect to Mr. Connell's ownership of Common Stock, par value $1 per share, of Bryn Mawr Bank Corporation, a Pennsylvania corporation.

Item 2(b). The Rittenhouse Trust Company
           Two Radnor Corporate Center
           Suite 400
           Radnor, PA  19087-4599

Item 4.  Ownership.

      (a)  Amount beneficially owned:  323,000
      (b)  Percent of class:  7.5%.
      (c)  Number of shares as to which such person has:
           (i)   Sole power to vote or to direct the vote: 323,000.
           (ii)  Shared power to vote or to direct the vote: None.
           (iii) Sole power to dispose or to direct the disposition of: 323,000.
           (iv)  Shared power to dispose or to direct the disposition of: None.


                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                          February 9, 1999
                                                          Date

                                                          /s/ George W. Connell
                                                          Signature

                                                          George W. Connell
                                                          Name/Title